UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Chase Corporation
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CHASE CORPORATION

295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Tuesday, February 7, 2017 at the Hilton Boston-Dedham, 25 Allied Drive, Dedham, MA 02026 for the following purposes:

(1)	To elect ten members of the Board of Directors of the corporation, each to serve until the 2018 annual meeting of shareholders or until his or her successor is duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2017; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2016 are entitled to notice of and to vote at the meeting.

The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,

GEORGE M. HUGHES
Corporate Secretary

December 22, 2016

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

CHASE CORPORATION
295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

PROXY STATEMENT
December 22, 2016

The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the “Company”) for the annual meeting of the Company’s shareholders to be held on February  7,  2017 at 9:30 a.m., and at any adjournment thereof (the “Meeting”).  The cost of solicitation will be borne by the Company.  In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person.  Unless a proxy is revoked, the shares represented thereby will be voted as directed.  If no specifications are made, then proxies will be voted “for” the election of the directors nominated by the Board of Directors, “for” the ratification of the appointment of the Company’s independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

On November 30, 2016, there were 9,344,559 outstanding shares of the Company’s common stock, $0.10 par value per share, which is the only class of voting stock outstanding.  Shareholders of record at the close of business on November 30, 2016 are entitled to vote at the Meeting.  With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of common stock registered in his or her name on the record date.

A majority in interest of the Company's common stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.   Directions to withhold authority, abstentions, and broker non-votes will be counted as present at the Meeting for purposes of determining the existence of a quorum at the Meeting.  A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

The approximate date on which this proxy statement and accompanying proxy card will be first sent or given to shareholders is December 23, 2016.  The Company’s annual report for the fiscal year ended August 31, 2016 will be sent to shareholders on the same date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 7, 2017:

The Notice of Annual Meeting of Shareholders, this proxy statement, and the Company's annual report to shareholders are available at https://materials.proxyvote.com/16150R.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company's common stock as of November 30, 2016 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and executive officers as a group.

	Nature and Amount of Beneficial Ownership
	Number of	Shares	Total Shares	Percentage of
	Shares	Subject to	Beneficially	Outstanding
Name	Owned (a)	Options (b)	Owned (c)	Shares
FMR LLC (d) 82 Devonshire Street Boston, MA 02109	940,623	—	940,623	10.1%
Edward L. Chase Revocable Trust (e) 39 Nichols Road Cohasset, MA 02025	879,512	—	879,512	9.4%
Royce & Associates, LLC (f) 1414 Avenue of the Americas New York, NY 10019	635,674	—	635,674	6.8%
Peter R. Chase 295 University Avenue Westwood, MA 02090	1,056,741	—	1,056,741	11.3%
Adam P. Chase (g)	294,072	87,712	381,784	4.0%
Kenneth J. Feroldi (h)	19,913	—	19,913	*
Mary Claire Chase	1,971	—	1,971	*
Everett Chadwick, Jr.	2,022	—	2,022	*
John H. Derby III	1,211	—	1,211	*
Lewis P. Gack	8,261	—	8,261	*
George M. Hughes	2,480	—	2,480	*
Chad A. McDaniel	520	—	520	*
Dana Mohler-Faria	520	—	520	*
Thomas Wroe, Jr.	6,276	—	6,276	*
All executive officers and directors as a group (11 persons)	1,393,987	87,712	1,481,699	15.7%

*     Less than one percent

(a)	Excludes shares that may be acquired through stock option exercises.

(b)

Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2016.  Excludes shares underlying stock options that have not vested and will not vest within such 60-day period.

(c)	The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated.

(d)

These shares are deemed to be beneficially owned by FMR LLC, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low-Priced Stock Fund, a registered investment company.  This information is based upon the Schedule 13G/A filed on February 12, 2016 by FMR LLC.

(e)

These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares.  The trustees of the trust are Andrew Chase, Jean Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025.

(f)

These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares.  This information is based upon the Schedule 13G/A filed on January 12, 2016 by Royce & Associates, LLC.

(g)

Of the total shares beneficially owned, 37,190 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.  Of this amount, 3,690 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(h)

Of the total shares beneficially owned, 19,153 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.  Of this amount, 1,709 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

Certain Transactions

The Edward L. Chase Trust (the “Trust”), owners of two insurance policies on the life of Claire E. Chase, reimbursed the Company for premiums paid on the policies in exchange for the Company’s release of any claims on such policies. In August 2016, the Trust reimbursed the Company $1,238,348 related to the John Hancock (formerly Manufacturers’ Life Insurance Company) policy, the full value of premiums paid to date by the Company. In September 2016, subsequent to fiscal 2016, the Trust reimbursed the Company $1,504,134 related to the Metropolitan Life Insurance policy, its then cash surrender value, plus an additional prepaid premium related to the policy. Claire E. Chase is the spouse of a former executive of the Company, Edward L. Chase (deceased), and who in each case are the parents of Peter R. Chase (the Executive Chairman of the Company) and the grandparents of Adam P. Chase (the President and CEO of the Company). The Trust is a greater-than-5% owner of the Company’s common stock. Terms and conditions of these transactions were reviewed and approved by the independent members of the Company's Board of Directors in advance.

During the fourth quarter of fiscal 2016, the Company recognized a gain of $877,000 to selling, general and administrative expenses related to a life annuity payable to Barbara A. Chase (deceased). Upon Ms. Chase’s passing in August 2016, the Company’s payment obligation under the annuity ceased, and the previously recorded liability was released. Barbara A. Chase is the spouse of a former executive of the Company, Francis M. Chase (deceased) and who are in each case the respective aunt and uncle of Peter R. Chase and the great-aunt and great-uncle of Adam P. Chase.

In October 2016, subsequent to the fiscal year end, Chase entered into an agreement to sell its now former corporate headquarters and executive office in Bridgewater, MA. This transaction is conditional upon the execution of a definitive asset purchase and sale agreement. It is anticipated that this transaction will close in fiscal 2017, if all conditions are met. The Company has determined these assets’ net book value are not material to the financial statements for the fiscal year ended August 31, 2016, and that these assets will qualify for held for sale disclosure under ASC Topic 360, “Property, Plant and Equipment” for subsequent periods. The potential buyer has been deemed a related party given professional connections between it and two members of the Company’s Board of Directors, including Peter R. Chase (the Executive Chairman of the Company). The terms and conditions of the proposed transaction were reviewed and approved by all members of the Company's Board of Directors who were not parties related to the potential buyer. They concluded that the sale price was appropriate, after considering a recent market appraisal of the land and building performed by an independent third party valuation firm.

Consistent with the requirements of the NYSE MKT, the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions.  From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis.  The Company does not have a written policy relating to such review.

Other than as described above, and other than the compensation and severance arrangements with the Company’s named executive officers and the director compensation arrangements described in “Executive Officer and Director Compensation,” the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company’s common stock, any of its executive officers, directors, director nominees or the immediate family members of any of them, has or will have a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

The current members of the committee are Messrs. Wroe (Chairman), Derby and Hughes.  None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation and Management Development Committee.

PROPOSAL 1
ELECTION OF DIRECTORS

Ten directors are to be elected at the Meeting.  The Board of Directors recommends that the ten nominees named below be elected as directors.  The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified.  When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below.  If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute.  The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting.  Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Nominees

The following table contains certain information about the nominees for director, as of the record date, including their business experience, qualifications, and other directorships.  In addition to the qualifications and other attributes presented below, the Company also believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors.  All of the directors’ present terms expire in 2017.  All of the nominees below are current standing directors of the Company.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Adam P. Chase	44	President of the Company since January 2008, Chief Executive Officer of the Company since February 2015. Adam Chase was the Chief Operating Officer of the Company from February 2007 to February 2015.	2010

Adam Chase has nearly two decades of experience at Chase Corporation in various capacities including finance and operations as well as nine years as an executive officer of the Company.   His background in the day to day management of sales and operations as well as his current perspective gives him insight into the critical components of strategy and tactics that will help grow the Company. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Peter R. Chase	68	Chairman of the Board of the Company since February 2007, and Executive Chairman of the Company since February 2015. Peter Chase was the Chief Executive Officer of the Company from September 1993 to February 2015. He is currently a director of AIM Mutual Insurance Company, and was a director of Bridgewater Savings Bank through December 2014.	1993

Peter R. Chase was named an executive officer of the Company in 1988, and has more than 40 years’ experience in various positions since starting with Chase Corporation.  He has extensive knowledge of both the day to day operations of the Company and its strategic vision. The Board believes that Peter Chase's deep understanding of the Company's operations, its history and its industry benefit the Board of Directors in its deliberations and in setting strategy for the Company.

Mary Claire Chase	61	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005

Mary Claire Chase has an extensive background in human resources.   Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans.

Everett Chadwick, Jr.	75	Formerly served as the Company’s Chief Financial Officer, Vice President of Finance and Treasurer and in other senior finance roles from 1988 to 2006. He served as an independent consultant to Chase Corporation since 2011, prior to joining the Board of the Company. Mr. Chadwick also served as a director of the Company from 2003 to 2004.	2015

		Mr. Chadwick offers financial and accounting experience to the Board. He has extensive knowledge of both the financial operations of the Company and its strategic vision.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

John H. Derby III	71

President at Derby Management, a management consulting firm specializing in both emerging and middle market growth companies, since 1990.  Previous positions include CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems. Mr. Derby is currently a director of numerous privately held companies (including Reiser, Brainshark, Inc., Loci Controls and Rome Snowboards), and served on the board of Research Frontiers Incorporated (NasdaqCM:REFR), from 2011 through 2013.

			2015

		Mr. Derby’s strong executive, consulting and sales experience and insight benefit the Company, particularly through his core expertise in sales, marketing and strategic planning.

Lewis P. Gack	72	Principal of LPG Consulting, an accounting and business consulting firm. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002

Mr. Gack offers financial, accounting and legal experience as well as executive experience to the Board.  He has a background in public accounting in addition to operations and management expertise including a focus on inventory management and distribution.

George M. Hughes	77	Founder and Principal of the law firm, Hughes & Associates since May 1996. Mr. Hughes is a business lawyer and has been a director of the Company for over 30 years.	1984

The Board believes that his legal background, together with his extensive knowledge of the Company’s operations and history, offer a valuable contribution to the Board, particularly on matters relating to corporate governance, board oversight, and strategic acquisitions.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Chad A. McDaniel	43	Mr. McDaniel is the Senior Vice President, General Counsel and Chief Administrative Officer of Lydall, Inc. (NYSE:LDL), leading the Company's global Legal, Human Resources and Environmental, Health & Safety organizations. Prior to joining Lydall in 2013, he was with United Technologies Corporation (NYSE:UTX) from 2007 to 2013, serving in multiple legal and managerial positions.	2016

Mr. McDaniel's legal and human resource background and broad expertise, including experience working for publicly traded companies in the manufacturing industry, offers a valuable contribution to the Board, particularly on issues relating to corporate legal and regulatory matters, strategic acquisitions, managerial issues, banking relationships, corporate finance and business strategy.

Dana Mohler-Faria	69	Dr. Mohler-Faria is currently President Emeritus of Bridgewater State University, after having served as president from 2002 to 2015, and is a former member of the Massachusetts Board of Elementary and Secondary Education. He chairs and is involved in multiple non-profits focused on leadership and higher education. He was formerly the Special Advisor for Education to the Governor of Massachusetts prior to the creation of a cabinet-level Secretary of Education in 2008.	2016

Dr. Mohler-Faria's higher education background, including his prior executive role overseeing one of the largest public colleges in Massachusetts, along with his experience advising state government, offers a valuable contribution to the Board, particularly on matters relating to leadership of a diverse organization, working with state government, finance and strategic vision.

Thomas Wroe, Jr.	66	Executive Chairman of the Board of Apex Tool Group, LLC since 2016, previously Chairman of the Board since 2013. Mr. Wroe served as CEO of Apex Tool Group, LLC from 2014 to 2016. He served as Chairman of the Board of Sensata Technologies (NYSE:ST) from its IPO in 2010 until 2015, and presently continues to serve on its Board. Mr. Wroe was also CEO of Sensata Technologies through 2012. He served on the Board of Directors of GT Advanced Technologies (OTC:GTAT) from 2013 through 2016.	2008

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Mr. Wroe’s strong executive experience, including serving as chief executive of a large public company, provides a well-rounded global perspective.  He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

Adam P. Chase, President and Chief Executive Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and the nephew of Mary Claire Chase.

Peter R. Chase, Executive Chairman of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

Mary Claire Chase is the daughter of Edward L. Chase (deceased), the sister of Peter R. Chase and the aunt of Adam P. Chase.

Corporate Governance

The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

The Company’s Board of Directors held five meetings during the fiscal year ended August 31, 2016.  Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served, with the exception of Ronald Levy, who did not stand for re-election at our 2016 annual meeting of shareholders.  The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend.  Nine out of the ten directors nominated and elected attended last year’s annual shareholders meeting held in February 2016.

The Company has adopted the Chase Corporation Code of Ethics, which is applicable to all of our employees, including our Executive Chairman, President and Chief Executive Officer,  Treasurer and Chief Financial Officer, Corporate Controller and other employees with important roles in the financial reporting process.  The Company has also adopted a Code of Business Conduct and Ethics for Directors of Chase Corporation, which is applicable to members of our Board of Directors.  The Chase Corporation Code of Ethics and the Code of Business Conduct and Ethics for Directors of Chase Corporation are both available on the Chase Corporation web site www.chasecorp.com.  It is the Company’s intent to disclose any amendment to these codes of ethics, as they apply to our directors and executive officers, and to disclose any waiver, including an implicit waiver, from the provisions of these codes of ethics as they relate to such directors and officers, on its web site.

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to:  Chase Corporation, 295 University Avenue, Westwood, MA 02090 Attn: Board of Directors.

The Board undertakes a review of director independence annually.  As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE MKT:  Everett Chadwick, Jr.,  John H. Derby III, Lewis P. Gack, George M. Hughes,  Chad A. McDaniel, Dana Mohler-Faria and Thomas Wroe, Jr.  In making this decision, the Board considered all relationships between the Company and the directors, including: Mr. Chadwick’s consulting services performed for the Company prior to becoming a Board member and his former employment relationship with the Company which ended in 2006; Mr. Derby’s consulting services performed for the Company prior to becoming a Board member; and Mr. Hughes’ role as outside general counsel to the Company (and $84,000 in related compensation paid), as well as his administrative role as corporate secretary, which is a non-employee and non-officer position.  The Board determined each such relationships, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Board Leadership Structure

As part of the Company’s succession plan, effective with its annual shareholders meeting held in February 2015, and as approved by the Board at that time, Adam P. Chase was named President and Chief Executive Officer of Chase Corporation and Peter R. Chase was named Executive Chairman of Chase Corporation. The Company had previously combined the offices of Chairman and Chief Executive Officer.  Both the current Executive Chairman and the current President and Chief Executive Officer have long histories with the Company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of the Company and its industry, and enables clear communication between management and the Board.

While the independent directors meet regularly in executive session, the Board currently has elected not to have a designated lead independent director to chair meetings at which only independent directors are present.  The Board’s view is that given the relatively small size of the Board, the appointment of a lead independent director is not necessary at this time.  The standing committees of the Board all have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership.  The Board believes that it is appropriate to choose the director to lead a particular discussion on a case by case basis, depending on the matter to be discussed, and that the existing structure fosters collaboration among independent directors.

Board’s Role in Risk Oversight

The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company’s operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company’s business. As discussed below, the Audit Committee monitors the Company’s financial and audit-related risks.   The Compensation and Management Development Committee monitors any risks that may arise from the Company’s compensation policies and practices.

Committees of the Board of Directors

The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance.  All members of the committees serve at the pleasure of the Board of Directors.  The functions and current membership of each committee are as follows:

Audit Committee.   The Audit Committee recommends to the Board of Directors the engagement of the Company’s registered public accounting firm, reviews the scope and extent of its audit of the Company’s financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company’s policies and procedures as to internal accounting and financial controls.  The current members of the Audit Committee are Lewis P. Gack, Chairman, Everett Chadwick Jr., Dana Mohler-Faria, and Thomas Wroe, Jr. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE MKT and the applicable regulations of the Securities and Exchange Commission.  The Board has determined that Mr. Gack is an audit committee financial expert as defined in Securities and Exchange Commission regulations.  The Audit Committee held five meetings during the fiscal year ended August 31, 2016.  The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Compensation and Management Development Committee.   The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes the final decisions regarding compensation for directors, officers and key employees.  The committee also administers the Company’s equity incentive plans.  The role of our Executive Chairman and our Chief Executive Officer in reporting their evaluations of our other named executive officer and making recommendations as to his compensation (and in the case of the Executive Chairman, his evaluation of and recommendation as to the compensation of the Chief Executive Officer), as well as the committee’s use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement.  The members of the committee are Thomas Wroe, Jr., Chairman, John H. Derby III and George M. Hughes.  Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE MKT and the applicable regulations of the Securities and Exchange Commission.  The committee held two meeting during the fiscal year ended August 31, 2016.  The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself.  The members of the Nominating and Governance Committee are George M. Hughes, Chairman, Lewis P. Gack and Chad A. McDaniel.  Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE MKT.  The Nominating and Governance Committee held two meetings during the fiscal year ended August 31, 2016. The Nominating and Governance Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

Director Nomination Process

The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies.  In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company.  The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee.  The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a shareholder or otherwise.

The Company’s Bylaws provide that the Nominating and Governance Committee shall recommend the Chief Executive Officer of the Company for the election to the Board.

The Company’s Bylaws provide that the Nominating and Governance Committee may recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of “non-affiliated directors.”  “Non-affiliated directors” are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of such spouse’s lineal descendants; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company’s stock; (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company’s stock; and (vi) who satisfy the standards for independence under the listing rules of any registered national securities exchange on which the Company’s stock may be listed.

The Nominating and Governance Committee does not have a formal policy relating to diversity among directors.   In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person’s specific skills and attributes in the context of the skill sets represented on the Board as a whole, and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience.  Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

In addition to the requirements relating to “non-affiliated directors” summarized above, at least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE MKT.

Audit Committee Report on Financial Statements for the Year Ended August 31, 2016

The Audit Committee of the Board of Directors is appointed by the Board of Directors.  The members of the Audit Committee meet the independence requirements of the NYSE MKT.  The Audit Committee, in accordance with its written charter, oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2016 with management including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by the Statement of Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB),  which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee.  The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

The Audit Committee discussed with PricewaterhouseCoopers LLP, the overall scope and plans for its audit.  The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016 for filing with the Securities and Exchange Commission.  The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s Independent Registered Public Accounting Firm for fiscal year 2017.

By the Chase Corporation Audit Committee

Lewis P. Gack (Chairman)
Everett Chadwick, Jr. Dana Mohler-Faria
Thomas Wroe, Jr.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our Executive Chairman, Peter R. Chase, our President and Chief Executive Officer, Adam P. Chase, and our Treasurer and Chief Financial Officer, Kenneth J. Feroldi. As part of the Company’s succession plan, effective with its annual shareholders meeting held in February 2015, and as approved by the Board at that time, Adam P. Chase, our then President and Chief Operating Officer, was named President and Chief Executive Officer of Chase Corporation and Peter R. Chase, our then Chief Executive Officer, was named Executive Chairman of Chase Corporation. Kenneth J. Feroldi was appointed Chief Financial Officer on September 1, 2014, coinciding with the start of our fiscal 2015.Together, these three officers are referred to as the “named executive officers,” and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis.  Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2016.

The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program.  The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

In this analysis, we refer to the Compensation and Management Development Committee as “the committee” or “the compensation committee.”

Philosophy and Objectives of Our Compensation Program

The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

•

retain executive talent by offering compensation that is commensurate with pay at other public companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company’s business;

•	safeguard company interests and the interests of our shareholders;

•	are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

•	foster teamwork on the part of management;

•	are consistent and competitive with Chase Corporations compensation peer group;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated to and understood by program participants.

Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies through easily measured, company-wide performance targets, while providing a reasonable level of income security to the named executive officers through competitive base salaries and retirement benefits.  To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives.   The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance.  Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our shareholders in light of the Company’s financial performance and when compared to executive officers of similar position and responsibility at other businesses.

The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees or other retention terms.

It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Executive Chairman and our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval.  Our Executive Chairman may from time-to-time attend meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his individual compensation.  The compensation committee receives and considers our Executive Chairman’s and our Chief Executive Officer’s evaluations of the other named executive officer (and in the case of the Executive Chairman, his evaluation of the Chief Executive Officer), as well as their recommendations with respect to all components of compensation of the other named executive officer (and in the case of the Executive Chairman, his recommendations with respect to all components of compensation of the Chief Executive Officer).  In reviewing and considering the evaluations and recommendations received, the committee takes into account the familial relationship between the Executive Chairman, Peter R. Chase and the President and Chief Executive Officer, Adam P. Chase, and satisfies itself that the recommendations are based solely on merit and performance.  The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Executive Chairman or our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Executive Chairman and our Chief Executive Officer with respect to the other named executive officer (and in the case of the Executive Chairman, his recommendations with respect to the Chief Executive Officer).

Use of Compensation Consultants and Benchmarking Data

A description of the extent to which we have historically benchmarked our base salary levels against other companies is described below under “Base Salary.”  The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust base salaries annually in order for the Company to be competitive with respect to executive compensation.  The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package.  The committee engaged a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”) in fiscal 2013, and Pearl Meyer completed the process of performing a full review of executive and all exempt employee compensation in 2014. Pearl Meyer provided the committee and management with recommendations based on this review. Prior to engaging Pearl Meyer, the compensation committee assessed the independence of the consultant from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered by applicable stock exchange rules, satisfied itself that no relationships exist that would create a conflict of interest or that would compromise Pearl Meyer’s independence from management. The committee will update our compensation market review in 2017.

Principal Elements of our 2016 Compensation Program

There were up to three principal elements of compensation for our named executive officers during fiscal 2016.  These were:

•	base salary;

•	a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan; and

•	for our named executive officers other than our Executive Chairman, long term incentive compensation in the form of equity awards including:

•

a restricted stock award based on the performance of our business against different corporate objectives (comprising 50% of the total equity component target value for our Chief Executive Officer, and 67% for our Chief Financial Officer);

•	a time-based vesting restricted stock award (25% of the total equity component target value for our Chief Executive Officer, and 33% for our Chief Financial Officer); and

•	stock options (25% of the total equity component target value for our Chief Executive Officer).

Beginning in fiscal 2013, as a result of discussions between the compensation committee and Peter R. Chase, at the time our Chief Executive Officer and currently our Executive Chairman, the committee determined that Mr. Chase would not participate in the equity component of the Company’s executive compensation programs going forward.  This shift in the allocation of annual pay components for Peter R. Chase away from equity-based awards reflects recognition that his equity accumulation from previous years of service has already fulfilled the primary purpose of equity awards, in aligning the interests of a key member of management with the long-term interests of shareholders and reinforcing an incentive to maximize shareholder value. The committee recognized the diminishing incremental benefit of additional equity awards in achieving these and other objectives such as retention. The Executive Chairman’s compensation program for 2016, therefore, consisted primarily of his salary and the cash incentive program.  The committee has retained the equity component of its executive compensation program for its other named executive officers.

The financial measurement metrics and targets used in both the annual cash incentive plan and the annual equity award plan are subject to annual review by the committee, which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company.  As discussed in more detail below, the committee utilizes differing financial performance targets for the cash incentive plan and the equity awards program. The two programs also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards (including those that are subject to additional performance-based vesting criteria) customarily vest over a period of three years from the time of grant.  The total compensation package thus provides a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance; (2) annual cash payments determined by reference to the Company’s actual results of operations for the year compared to a target; and (3) equity awards for named executive officers other than our Executive Chairman, subject to vesting provisions relating to the Company’s financial results, together with restricted stock and (in the case of our Chief Executive Officer) stock options that are not specifically tied to financial performance, but are subject to time-based vesting provisions in order to foster our retention objectives.

The cash incentive plan for 2016 sets target compensation levels with respect to earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), as adjusted at the discretion of the committee (“Adjusted EBITDA” or “EBITDA-based target”).  The equity award program sets target compensation levels with respect to our earnings per share (“EPS”) for the fiscal year in question, as adjusted at the discretion of the committee.  As a result, a substantial proportion of our named executive officers’ total compensation is tied to our earnings in each fiscal year.  The committee determined for 2016 that an Adjusted EBITDA-based target is the most appropriate tool for measuring the underlying performance of the Company and its management team for the annual incentive plan, while EPS is used for the equity plan as it is a more common and consistent measure for longer term incentive programs and aligns with how shareholders are rewarded.  In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders.  The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward.

The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee’s decisions regarding that element in fiscal 2016 fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Base Salary.  We pay a base salary to each of our named executive officers.  The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies.  A range of base salary levels for key positions in the Company was established most recently in 2014 upon the recommendation of a compensation consultant, Pearl Meyer, which was engaged by the committee to provide analysis and input on executive pay and incentive plan design for the top three executive officers, in addition to all exempt employee compensation.  The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 16 companies:

●	Advanced Emissions Solutions Inc.	●	Hawkins Inc.
●	American Pacific Corp	●	Intrepid Potash Inc.
●	American Vanguard Corp	●	KMG Chemicals Inc.
●	Arabian American Development	●	Landec Corp
●	Core Molding Technologies Inc.	●	Material Science Corp
●	Flotek Industries Inc.	●	Penford Corp
●	FutureFuel Corp	●	PGT Inc.
●	GSE Holding Inc.	●	Zoltek Cos Inc.

The companies surveyed had median revenues in the one year prior to the survey of approximately $298 million (putting us at the 29th percentile), median full time employees of 502 (putting us at the 72nd percentile) and median market capitalization of approximately $416 million (putting us at the 35th percentile).  Our market capitalization to revenue ratio was at the 49th percentile relative to the companies surveyed. At the time of the report, the positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer constituted our named executive officers. In comparison to the peer group, Pearl Meyer reported that our Chief Executive Officer’s compensation at the time was in the top quartile with respect to cash compensation and at median with respect to total compensation, while our Chief Operating Officer’s total compensation and cash compensation were above median, and our Chief Financial Officer’s (Mr. Feroldi’s predecessor) compensation was above the median with respect to cash compensation and below median for total compensation.  Individual executives’ base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive’s experience in the role and other subjective factors, and are reviewed annually thereafter.  As outlined above, the Executive Chairman and the Chief Executive Officer make salary adjustment recommendations to the committee with respect to the other named executive (and in the case of the Executive Chairman, makes an adjustment recommendation to the committee with respect to the Chief Executive Office).  Historically, salary increases have been aligned with movement of the market or higher in circumstances where executives are promoted to substantially increased responsibilities.   For fiscal 2016, the committee increased the salary of Adam P. Chase, our Chief Executive Officer,  and Kenneth J. Feroldi, our Chief Financial Officer by 11% and 10%, respectively. The committee did not change the base salary of Peter R. Chase, our Executive Chairman. The increase for Adam P. Chase was based on his outstanding performance in fiscal 2015, and 2016 marking his first full year as the Chief Executive Officer.  Kenneth J. Feroldi’s increase in 2016 reflected his anticipated salary level for his second year as Chief Financial

Officer as outlined in his August 19, 2014 offer letter.  The committee intends from time to time, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive. The committee will also review the salaries of our named executive officers to align with our current organizational structure, maturation in role, and projected responsibilities as we move forward into 2017.

Cash Incentive Plan.  At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company’s incentive compensation programs.  As noted above, for the cash incentive plan this financial target was established as an Adjusted EBITDA-based target for fiscal 2016.  The Adjusted EBITDA-based target was set by the committee with reference to both historical performance and expected future performance.  The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee’s expectation that the actual awards granted under the relevant plan will exceed the “target” awards where management achieves growth over historical annual Adjusted EBITDA levels.  The Adjusted EBITDA-based targets are set in a way that tends to generally reflect improvement over historical results, at least during periods of multi-year growth in Adjusted EBITDA, but do not always reflect improvement over the most immediately preceding fiscal year.  For fiscal 2016, the corporate Adjusted EBITDA-based target set by the committee was $57.2 million.

At the end of the fiscal year, actual results are compared to the target established at the beginning of the year.  In establishing the compensation program, it is the Board’s intent to exclude from actual performance measurements the effect of items generally consistent with items excluded in the Company’s definition of Adjusted EBITDA from the calculations.  The committee consequently has the discretion to decide, and has decided from time to time in the past, to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year.

In order for any amounts to be payable under the plan, the Company must meet a threshold level of 90% of the Adjusted EBITDA-based target.  Actual payments are made under the plan by reference to the target awards established by the committee for each of the named executive officers as a percentage of their base salaries, although they can be subject to adjustment as described below.  The maximum award under the cash incentive plan is reached at 120% of the target performance measure.  The Company’s actual Adjusted EBITDA was $64.0 million for fiscal 2016, and represented achievement at approximately 112% of the target amount for the year.  Our calculation of Adjusted EBITDA is explained in greater detail in our Annual Report on Form 10-K for fiscal year 2016 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Important Performance Measures.”

Amounts potentially payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2016.

				Actual FY 2016 Payments
	Cash Awards Payable for 2016			Award as
				percentage	Final
	At 90% of	At 100%	At 120%	of annual	payments
Name of executive	target	of target	of target	salary	made
	(as percentage of base salary)
Peter R. Chase	75%	150%	300%	238%	$1,428,013
Adam P. Chase	25%	50%	100%	79%	$317,336
Kenneth J. Feroldi	15%	30%	60%	48%	$119,001

A similar cash incentive program was approved by the committee and maintained and paid out of a bonus pool, with payments determined by reference to our Adjusted EBITDA-based target, for other key employees at the Company. In fiscal 2016,  approximately 100 employees participated in that program (with most payments at the discretion of the Executive Chairman and the Chief Executive Officer).

Equity Incentive Plan.  The third element of our compensation program is our equity-based long-term incentive plan.  In 2016 our equity incentive plan used a combination of three types of equity awards: performance-based restricted stock, time-vesting restricted stock and stock options.  For the reasons discussed above, Peter R. Chase does not participate in the equity incentive plan.

Our Chief Financial Officer, Kenneth J. Feroldi, received a combination of performance-based restricted stock and time-vesting restricted stock, but the components of his equity incentive plan award did not include a stock option grant in light of his relatively low direct equity ownership (having been appointed Chief Financial Officer in September 2014 and not having participated in the equity incentive plan prior to his appointment) and given that his equity award target represents a lower percentage of his salary than the total equity award for Adam P. Chase, our Chief Executive Officer.

The performance-based element measured annual performance against an earnings per share (“EPS”) based target for fiscal 2016 and represented 50% of the total target equity award for Adam P. Chase and 67% of the target equity award for Kenneth J. Feroldi.  The other half of the total target equity award for Adam P. Chase was split evenly between time-based vesting restricted stock and stock options and the entire remaining total equity award for Kenneth J. Feroldi consisted of time-based vesting restricted stock.

The following table shows, for each of the named executive officers participating in the equity incentive plan, the total target equity awards for each officer as determined at the beginning of the fiscal year.

	Target Equity		Performance	Time Vesting
	Award as % of	Value at	Shares at	Shares at	Stock Options at
Name	Salary	Grant Date	Grant Date (1)	Grant Date (2)	Grant Date (3)
Adam P. Chase	100%	$400,000	5,063	2,532	7,246
Kenneth J. Feroldi	45%	$112,500	1,899	949	-

(1)

Value represents 50% and 67% of the total equity award target for Adam P. Chase and Kenneth J. Feroldi, respectively, and assuming achievement at 100% of the performance targets, using the closing share price on the last day of the prior fiscal year. Based upon actual fiscal 2016 financial performance, the total actual payout for the performance share component of the equity compensation plan for fiscal 2016 was 9,628 shares for Adam P. Chase and 3,611 shares for Kenneth J. Feroldi (subject to additional time-based vesting provisions), calculated in the manner described under “Performance-based restricted stock” below.

(2)	Value represents 25% and 33% of the total equity award targets for Adam P. Chase and Kenneth J. Feroldi, respectively, using the closing share price on the last day of the prior fiscal year.

(3)	Value represents 25% of the total equity award for Adam P. Chase, using the Black-Scholes value of the options on the last day of the prior fiscal year.

In the event of a named executive officer’s retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment.  In the event of a named executive officer’s voluntary termination of employment or termination for cause, all of the award will be forfeited.  Upon a change of control of the Company, any unvested awards will automatically vest.

Each of the three types of equity awards that collectively comprise our equity incentive plan are described in more detail below:

•

Performance-based restricted stock.  The performance-based restricted stock awards are made at the beginning of the year based upon the target performance levels, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date.   For fiscal 2016, the corporate EPS target set by the committee was $3.00.

The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year.  In order for any payments to be made under the equity incentive plan, the Company must achieve at least 90% of the EPS target.   If the Company achieves less than 90% of the performance target, the full award would be forfeited.  If the Company achieves 90% of that target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited).  If the Company achieves 100% of the target, then the actual payment would be 100% of the targeted share amount.  Achievement between 90% and 100% would be pro-rated.  If the Company achieves 120% of the target then the executive’s equity award would be 200% of the targeted share amount.  Achievement between 100% and 120% would be pro-rated.  The total opportunity is capped at 200% of the targeted share amount.  Accordingly, there is no incremental award at performance levels above 120% of the earnings per share target.

EPS as defined in the plan may differ from earnings per share as calculated under generally accepted accounting principles, since the plan uses the fully diluted number of shares outstanding as of the first day of the fiscal year and may include other adjustments as determined by the compensation committee (no such other adjustments were made for fiscal 2016).  Our basic and diluted EPS as reported under U.S. generally accepted accounting principles for fiscal 2016 were  $3.55 and $3.50 per share, respectively. Using the fully diluted number of shares outstanding as of September 1, 2015, the EPS used for purposes of evaluating performance under the 2016 equity plan was $3.55, or approximately 118% of the target.  The actual payments made under the performance share component of the plan thus represented approximately 190% of the targeted share amount.

The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year.  Equity awards made for fiscal 2016 exceeded the target levels because of the strong earnings achieved by the Company during that year. The restricted stock will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period.  In other words, the performance-based equity awards for fiscal 2016 will vest on August 31, 2018.

The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the “cliff” vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

•

Time-based vesting restricted stock.  The committee has incorporated time-based vesting shares into our long-term incentive plan for participating executive officers since 2011.  The purpose of the time vesting restricted stock grant is to provide a long term incentive in the form of a fixed award that is not subject to a performance measurement target.  The number of shares is determined by reference to the value of the award (25% and 33% of the total target equity award value for Adam P. Chase and Kenneth J. Feroldi, respectively) divided by the closing market price of our common stock on the  last day of the prior fiscal year.  The shares vest in three years from their grant, or on August 31, 2018.

•

Stock options.  Since fiscal 2011, the committee has incorporated stock option grants into our long-term incentive plan on a formulaic basis as part of the overall long term incentive plan for certain executive officers. Thus, 25% of the total target value of the equity plan awards for 2016 for Adam P. Chase was made in options to purchase common stock. The purpose of the option grant was to further align the executive’s interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for his future commitment as a key member of the executive management team.   The option grant was made effective as of September 1, 2015, with an exercise price equal to the fair market value of the common stock on that date.  The number of shares of common stock subject to Adam P. Chase’s option grant was determined by taking 25% of his total equity award opportunity and dividing it by the Black-Scholes value of an individual option on the date of grant. The options granted in fiscal 2016 will vest in three equal annual installments, beginning on August 31, 2016.   Mr. Feroldi did not receive  a stock option grant for the reasons noted above.

Discretionary Bonuses.  The committee does not consider discretionary bonuses to be a material part of the executive compensation program, outside of the cash incentive plan described above.  As noted above, the committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in prior years in a manner that has historically had a small impact on total compensation compared to the objective components.

In fiscal 2016, the committee determined not to issue any such discretionary payments.

Voting and Dividends on Stock Awards.  Participants in the equity award program are able to vote and receive dividends upon their restricted shares before the vesting period. The committee has determined that permitting the participants to vote and receive dividends prior to the vesting of the awards was appropriate and consistent with the committee’s retention and pay for performance objectives. The committee took into account the fact that dividends on unvested awards would typically represent a small percentage of the executives’ total compensation. Dividends paid on unvested awards are not required to be repaid if the vesting provisions are not met, but the underlying shares themselves remain subject to forfeiture through the vesting date, putting the bulk of the economic value of the award at risk and subject to the performance and time-based vesting conditions.

Retirement Programs

In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers.  Many of these plans are available to larger groups of employees.   The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees’ compensation package.

•

Our named executive officers may elect to make contributions to a retirement account in our “Chase Deferred Salary Savings Plan” (the “401(k) plan”), which is available to substantially all employees of certain businesses of the Company and under which we made a matching contribution to each participant in each of the last three fiscal years.  The matching contribution under the 401(k) plan is the equivalent of 100% of the first one percent of the employees’ pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one half percent of the employee's annual salary.  Our matching contributions to the accounts of the named executive officers are shown in the “All Other Compensation” column in the Summary Compensation Table.

•

We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

•

We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan.  The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors.  During fiscal 2016, our Executive Chairman, Peter R. Chase, and our President and Chief Executive Officer, Adam P. Chase, were designated as being covered.  These plans are described in more detail under “Executive Compensation—Other Executive Plans—Pension Plan”.  As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date.  Of our named executive officers, only our Executive Chairman was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

We own a life insurance policy on the life of Peter R. Chase as a mechanism to help fund our obligations under the unfunded, non-qualified excess benefit plan described above.

We also provide Peter R. Chase with a company car and a golf club membership.  We provide our other named executive officers a car allowance of $1,000 per month.  We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year.  Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of these programs (with the company covering the other 75% of the cost).   We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

As any of our named executives were hired by us, promoted or have taken on additional responsibilities, we enter into agreements with them pursuant to which they would be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control.  The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Payments Upon Termination or Change of Control” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives’ objectivity in considering shareholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Consideration of the 2015 Shareholder Advisory Vote on Executive Compensation

At the Company’s 2015 annual meeting of shareholders (held February 3, 2015), 98% of votes cast at the meeting with respect to the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers. No specific component of our 2016 executive compensation program was altered based upon this voting result. However, the committee will continue to monitor shareholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. Our Board of Directors has determined that an advisory vote will be conducted on a triennial basis (next planned to be done at the Company’s 2018 annual meeting).

Compensation Risks

The Compensation and Management Development Committee has considered the components of the Company’s compensation policies and practices.  We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us.  In addition, although a significant portion of executive compensation is performance based and “at-risk,” the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

The committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking.  It concluded that:

•	the Company’s significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;
•	the Company’s performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation;
•

assuming achievement of at least a minimum level of performance, payouts under the Company’s performance-based plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach; and

•	as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Impact of Tax and Accounting Issues

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Executive Chairman, its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for “performance based” compensation meeting certain requirements.  Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy.  However, the committee has not adopted a policy requiring all compensation to be tax deductible.  Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our shareholders.  Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible.  Also, the deductibility of some types of compensation payments will depend on the timing of an executive’s vesting or exercise of previously granted rights.  Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on “nonqualified deferred compensation plans.”  These may be particularly relevant in the case of compensation paid after termination of a named executive officer’s employment under the change in control and severance agreements discussed above.  We believe that this compensation is in compliance with the applicable requirements of Section 409A.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee

Thomas Wroe, Jr. (Chairman)
John H. Derby III
George M. Hughes

Executive Compensation

The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2016, 2015 and 2014 to our Executive Chairman, our President and Chief Executive Officer, and to our Treasurer and Chief Financial Officer.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (2)	($) (3)	($) (4)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Peter R. Chase	2016	600,000	-	-	-	1,428,013	3,635,608	69,588	5,733,209
Executive Chairman	2015	600,000	-	-	-	1,356,198	1,321,703	71,517	3,349,418
	2014	600,000	-	-	-	1,674,462	2,535,421	81,340	4,891,223

Adam P. Chase	2016	400,000	-	300,000	100,000	317,336	150,462	44,352	1,312,150
President & Chief	2015	360,000	-	270,000	90,000	271,240	132,810	48,327	1,172,377
Executive Officer	2014	326,000	22,500	244,500	81,500	303,264	48,868	45,814	1,072,446

Kenneth J. Feroldi	2016	250,000	-	112,496	-	119,001	-	35,774	517,271
Treasurer & Chief	2015	227,500	-	108,275	-	102,845	-	27,717	466,337
Financial Officer (1)

(1)	Mr. Feroldi was appointed Treasurer and Chief Financial Officer on September 1, 2014, coinciding with the start of fiscal 2015.

(2)	Salary includes amounts earned in the fiscal year, whether or not deferred.

(3)	The amounts reflected in this column represent discretionary adjustments to payments under the Company’s cash incentive plan.

(4)

Amounts under “Stock Awards” reflect the grant date fair value of the stock-based incentive awards granted under our equity incentive program in that fiscal year, based on the estimated probable outcome of the award as of the grant date (in the case of the portion of the award subject to performance conditions).  Amounts under “Option Awards” reflect the grant date fair value of stock options awarded during the fiscal year.  In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year.  Assumptions made in the valuation are described in more detail in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016.  The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Using the grant date fair value but assuming the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under “Stock Awards” for 2016 would have been $500,000 for Adam P. Chase, and $187,500 for Kenneth J. Feroldi.  The total compensation column for such officers in 2016 would have correspondingly been increased by $200,000 and $75,004 respectively.  Based on the financial results for fiscal 2016,  amounts between the amount reported under “Stock Awards” and the maximum performance amounts were achieved.

(5)

These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during the applicable fiscal year and paid in November following the respective fiscal year end.  The incentive program is described in the Compensation Discussion and Analysis under the heading “Principal Elements of our 2016 Compensation Program—Cash Incentive Plan”.

(6)

Represents the current year benefit increase (or decrease) of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under “—Other Executive Plans—Pension Plan”.

(7)	These amounts include all other compensation as described in the following table:

		Qualified	Life &	Automobile
		401(k) and	Long-Term	Allowance
		Supplemental	Disability	or Use of
		Retirement Plan	Insurance	Company
	Fiscal	Contributions	Premiums	Car	Other
Name	Year	(a)	(b)	(c)	(d)	Total
Peter R. Chase	2016	$30,274	$9,464	$28,680	$1,170	$69,588
	2015	30,274	9,454	30,143	1,646	71,517
	2014	21,000	7,323	24,888	28,129	81,340

Adam P. Chase	2016	7,000	1,937	12,000	23,415	44,352
	2015	7,131	1,937	12,000	27,259	48,327
	2014	7,147	2,465	12,000	24,202	45,814

Kenneth J. Feroldi	2016	17,460	2,276	12,000	4,038	35,774
	2015	12,627	1,936	12,000	1,154	27,717

(a)	This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

(b)	These amounts include the portions of premiums paid by the Company for life insurance coverage exceeding $50,000.

(c)	These amounts represent payment of dividends on restricted stock, country club membership, and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

		Dividends on
	Fiscal	Restricted	Country Club
Name	Year	Stock	Membership	All Other	Total
Peter R. Chase	2016	$-	$1,170	$-	$1,170
	2015	-	1,078	568	1,646
	2014	23,879	4,250	-	28,129

Adam P. Chase	2016	21,265	-	2,150	23,415
	2015	25,109	-	2,150	27,259
	2014	22,142	-	2,060	24,202

Kenneth J. Feroldi	2016	4,038	-	-	4,038
	2015	1,154	-	-	1,154

Grants of Plan-Based Awards for Fiscal 2016

The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2016 cash and equity-based incentive award programs.  The actual amounts that we paid under each of these programs are described in more detail under our Compensation Discussion and Analysis under the heading “Principal Elements of our 2016 Compensation Program—Cash Incentive Plan” and “—Equity Incentive Plan” and, except in the case of restricted stock with performance-based vesting conditions, are reflected in the Summary Compensation Table and its footnotes.

										All Other Option
										Awards
											Exercise
			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under				Number of	or Base
			Equity Incentive Plan Awards			Equity Incentive Plan Awards			All Other	Securities	Price of	Grant Date
									Stock	Underlying	Option	Fair Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Stock Awards
Name & Award	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Peter R. Chase
Cash award	11/5/2015	11/5/2015	$450,000	$900,000	$1,800,000

Adam P. Chase
Cash award	9/1/2015	8/31/2015	$100,000	$200,000	$400,000
Performance restricted stock grant	9/1/2015	8/31/2015				2,532	5,063	10,126				$199,989
Time vesting restricted stock grant	9/1/2015	8/31/2015							2,532			100,014
Option award	9/1/2015	8/31/2015								7,246	$39.50	99,995

Kenneth J. Feroldi
Cash award	9/1/2015	8/31/2015	$37,500	$75,000	$150,000
Performance restricted stock grant	9/1/2015	8/31/2015				949	1,899	3,798				$75,011
Time vesting restricted stock grant	9/1/2015	8/31/2015							949			37,486

Amounts in the table above under “Threshold” represent cash amounts payable under the cash incentive plan if 90% of the corporate Adjusted EBITDA-based performance target is achieved, representing a specified percentage of the named executive officers’ base salaries, and share amounts payable under the performance based equity incentive program if 90% of the corporate EPS-based performance target is achieved.  Below those performance levels, no payments would be made under the respective plans.  Amounts under “Target” represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer’s base salary.   The maximum payout under either the cash incentive plan or the performance based equity award program is 200% of the target award.  The Compensation and Management Development Committee of the Board of Directors formally approved the equity awards on August 31, 2015. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2015, the first day of our fiscal year and the date on which awards were granted, multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the grant date).   The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2016.   In the case of both the performance-based equity award and the cash incentive plan, the actual payments for fiscal year 2016 reflected the achievement of an amount between the target and the maximum payout for the participating officers.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2016 that were granted pursuant to our 2013 Equity Incentive Plan or predecessor plans to our named executive officers.

					Stock Awards
						Market
	Option Awards				Number of	Value of
	Number of	Number of			Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested
Name	# Exercisable	# Unexercisable	($)	Date	(#)	($)
Peter R. Chase	11,144	—	$12.77	8/31/2021	—	$—

Adam P. Chase	25,000	—	$16.53	7/8/2018	19,322	$1,243,757
	25,000	—	$11.15	8/31/2019
	15,105	—	$12.70	8/31/2020
	16,953	—	$12.77	8/31/2021
	15,532	—	$16.00	10/22/2022
	7,747	—	$29.72	8/31/2023
	4,959	2,479	$35.50	8/31/2024
	2,416	4,830	$39.50	8/31/2025

Kenneth J. Feroldi	—	—	$—		6,334	$407,720

The stock option award noted in the table above with an August 2025 expiration date vests in three equal annual tranches beginning August 31, 2016 through August 31, 2018. The stock option award noted in the table above with an August 2024 expiration date vests in three equal annual tranches beginning August 31, 2015 through August 31, 2017.

Amounts under the “Stock Awards” columns reflect restricted stock issued under our equity incentive programs for fiscal 2016 and 2015.  The columns include the value of the share amounts issued during fiscal 2016 and 2015, even though the final number of shares comprising the 2016 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2016.  The market value of all restricted stock is based on the closing price of our common stock on the last trading day in the fiscal year.  The closing price as reported by the NYSE MKT on August 31, 2016 was $64.37.

Stock awards for fiscal 2015 will vest on August 31, 2017 and awards for fiscal 2016 will vest on August 31, 2018 as outlined in the table below (as of August 31, 2016):

	Vesting of Stock Awards
Name	August 31, 2016	August 31, 2017
Adam P. Chase	11,727	7,595
Kenneth J. Feroldi	3,486	2,848

As noted above, subsequent to August 31, 2016,  4,565 and 1,712 additional stock awards vesting August 31, 2018 were granted to Adam P. Chase and Kenneth J. Feroldi, respectively, under our equity incentive program for fiscal 2016 under the financial performance measures applicable to that plan. Because the amount was determined after August 31, 2016, based on our fiscal year performance, these shares are not reflected in the tables above. See the discussion under “Principal Elements of our 2016 Compensation Program—Equity Incentive Plan” in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2016

The following table sets forth information relating to options exercised in the year ended August 31, 2016 that were granted pursuant to our 2013 Equity Incentive Plan or predecessor plans by each of our named executive officers.  The table also reflects stock vesting during fiscal 2016, which represented for Adam P. Chase the equity incentive awards made during fiscal 2014.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	Upon Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Peter R. Chase	61,490	$2,722,166	—	$—
Adam P. Chase	50,000	$2,047,500	13,712	$882,641
Kenneth J. Feroldi	—	$—	—	$—

Payments Upon Termination or Change of Control

Executive Severance and Change in Control Agreements.  The Company has entered into severance arrangements with Peter R. Chase, Adam P. Chase and Kenneth J. Feroldi. Under the terms of each named executive officer’s severance agreement (or in the case of Mr. Feroldi, his offer letter), if the named executive’s employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

•

Severance pay in an amount equal to a multiple (2.0x in the case of Peter R. Chase, 1.5x in the case of Adam P. Chase and 1.0x in the case of Kenneth J. Feroldi) of the greater of the named executive’s annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination. For these purposes, the named executive officer’s salary will include bonuses, calculated by taking the average of the prior two years’ annual bonuses.

•

Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee’s share of contributions.

If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits.  In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company’s employee benefit plans.

Amounts that would have been owed to our named executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2016, the last day of the Company’s most recently completed fiscal year, are presented below.

				After
				Change in
				Control
				Termination
			Before	without
			Change in	Cause or by
			Control	the
			Termination	Executive	Disability,
		Voluntary or	without	for Good	Death or	Change in
Name	Benefit	For Cause	Cause	Reason	Retirement	Control
Peter R. Chase	Salary	-	$1,200,000	$1,200,000	-	-
	Non-Equity Incentive Plan Compensation	-	2,784,211	2,784,211	-	-
	Medical Benefits	-	14,179	14,179	-	-
	All Other Compensation	-	39,738	39,738	-	-
	Acceleration of Stock Options	-	-	-	-	-
	Acceleration of Restricted Stock	-	-	-	-	-
	Total	-	$4,038,128	$4,038,128	$-	$-
Adam P. Chase	Salary	-	$600,000	$600,000	-	-
	Non-Equity Incentive Plan Compensation	-	441,432	441,432	-	-
	Medical Benefits	-	15,887	15,887	-	-
	All Other Compensation	-	20,937	20,937	-	-
	Acceleration of Stock Options	-	-	191,717	-	$191,717
	Acceleration of Restricted Stock	-	764,154	1,537,600	$764,154	1,537,600
	Total	-	$1,842,410	$2,807,573	$764,154	$1,729,317
Kenneth J. Feroldi	Salary	-	$250,000	$250,000	-	-
	Non-Equity Incentive Plan Compensation	-	110,923	110,923	-	-
	Medical Benefits	-	11,168	11,168	-	-
	All Other Compensation	-	31,736	31,736	-	-
	Acceleration of Stock Options	-	-	-	-	-
	Acceleration of Restricted Stock	-	247,455	517,947	$247,455	517,947
	Total	-	$651,282	$921,774	$247,455	$517,947

If the named executive officer is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year.  These services are not reflected in the table above, as the amount cannot be determined.

Restricted Stock and Option Awards.  Under the terms of the applicable restricted stock awards, in the event of a termination without cause, unvested restricted stock awards will vest on a prorated basis through the date of termination.

In the event of a “change in control” as defined in the applicable award, unvested shares of restricted stock will automatically vest, and the vesting of outstanding but unvested stock options may be accelerated, at the discretion of the Board of Directors. For purposes of the table above, we have assumed the accelerated vesting of stock options upon the occurrence of a change in control.

Other Executive Plans

2013 Equity Incentive Plan. The 2013 Equity Incentive Plan (the “2013 Plan”) provides for the grant of stock options (both non-statutory options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2013 Plan is 1,200,000. The maximum number of awards that may be issued to any person in any fiscal year is 500,000 shares.  The maximum annual cash award that may be issued to any person is $3,000,000.  As of August 31, 2016, 1,158,291 shares of the Company’s common stock reserved under the 2013 Plan remained available for future issuance.

2005 Incentive Plan. The 2005 Incentive Plan (the “2005 Plan”) provided for the grant of stock options (both NSOs and, in the case of employees, ISOs), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan was 1,000,000. The maximum number of awards that could be issued to any person in any calendar year was 200,000 shares.  The maximum annual cash award that could be issued to any person was $2,000,000.  In accordance with its terms, the 2005 Plan terminated in February 2016.

Non-Qualified Retirement Savings Plan.  The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  Historically,  all of the Company's named executive officers have been designated by the Board of Directors as being covered by the Supplemental Savings Plan. For fiscal 2016, the Company’s Executive Chairman and the Company’s Chief Financial Officer participated in the plan.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers' participation in this plan.

Non-Qualified Deferred Compensation for 2016

		Executive	Registrant	Aggregate Earnings
		Contributions in	Contributions in	(Loss) in	Aggregate Balance at
Name	Fiscal Year	Fiscal Year ($)(1)	Fiscal Year ($)(2)	Fiscal Year ($)(3)	Fiscal Year End ($)(4)
Peter R. Chase	2016	$36,000	$20,999	$35,971	$904,183
Kenneth J. Feroldi	2016	$114,461	$8,730	$11,707	$201,299

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)	Amounts in this column are not included in the Summary Compensation Table.

(4)

This column includes amounts in the named executive officer’s total deferred compensation account as of the last day of the fiscal year.  In addition to the contribution for fiscal 2016, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company’s previous proxy statements and also includes aggregate earnings on previously contributed amounts (if any).

All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum.  Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

Pension Plan.   The Company maintains a tax-qualified defined benefit pension plan (“Pension Plan for Employees of Chase Corporation”) and a non-qualified excess benefit plan (“Supplemental Pension Plan”).  The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service.  The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  Currently, the Company's Executive Chairman and the Company’s Chief Executive Officer have been designated by the Board of Directors as being covered by the excess benefit plan.  Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years of service with the Company (up to a maximum of 40 years).  Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses and without regard to Code-imposed limits on compensation) and total years of service with the Company.  A participant becomes fully vested in the Supplemental Pension Plan benefits upon completion of five years of service with the Company. Benefits are payable upon the participant’s separation from service with the Company, including the participant’s retirement or death. Benefits under the Supplemental Pension Plan are paid out on a monthly basis over a period of ten years.

The following table shows the actuarial present value of the accumulated benefits for each of the named executive officers at the end of fiscal 2016.  The change in this present value between each fiscal year is reflected in the summary compensation table above.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	44	$-	-
	Supplemental Pension Plan	44	$14,409,732	-
Adam P. Chase	Pension Plan for Employees of Chase Corporation	18	$237,103	-
	Supplemental Pension Plan	18	$286,037	-
Kenneth J. Feroldi	Pension Plan for Employees of Chase Corporation	n/a	$-	-
	Supplemental Pension Plan	n/a	$-	-

See the Notes to financial statements found in Item 8 of the Company’s Annual Report on Form 10-K for more information about the Company’s pension plans.  For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 1.5% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;

(b)	is 0.6% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and

(c)	is 0.8% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

Of our named executive officers, only our Executive Chairman was employed prior to May 1, 1995, and therefore only he accrues benefits at the rates outlined above. For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 0.75% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;

(b)	is 0.3% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and

(c)	is 0.4% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union.   Effective July 15, 2012, we adopted a soft freeze for the International Association of Machinists and Aerospace Workers Union.  All participants admitted to the plan prior to December 1, 2008 and in the case of the International Association of Machinists and Aerospace Workers Union, prior to July 15, 2012, will continue to accrue benefits as detailed in the plan agreements.

Compensation of Directors

Directors who are not employees of the Company are paid an annual cash retainer of $22,000.  In addition, directors who serve on a Board committee receive an annual cash retainer of $3,500 for each committee on which they serve.  Non-employee directors also receive $25,000 of Chase Corporation common stock annually, in the form of restricted stock valued at the closing price on the day proceeding the first day of the new year of Board service.  The stock awards vest one year from the date of grant. The annual retainer covers all meetings.

In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of restricted stock valued at the closing price on the day proceeding the first day of the new year of Board Service.  This award also vests one year from the date of grant.  The annual fees for committee chairpersons are as follows: Audit - $9,000; Compensation and Management Development - $6,000; Nominating and Governance - $4,000.

Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of an aggregate of 4,554 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2017.  This restricted stock will vest on February 1, 2017, at which time the shares of common stock will be issued.  The number of shares granted to each Director is equal to $25,000 divided by the closing price of the Company’s common stock at the time of grant, except that it additionally takes into consideration each Director’s involvement as chairperson of any of the various committees of the Board as outlined above.  If a Director notifies the Company of his or her election prior to January 1 of the relevant calendar year, any portion of the cash retainer may be taken in shares of stock, issued in equal quarterly installments.

Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

The following table summarizes the total compensation paid to the directors who are not employees of the Company during fiscal 2016:

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($) (a)	($)	($)	($)	($) (b)	($)
Mary Claire Chase	$22,000	$25,000	-	-	-	-	$47,000
Everett Chadwick, Jr.	25,500	25,000	-	-	-	-	50,500
John H. Derby III	25,500	25,000	-	-	-	-	50,500
Lewis P. Gack	29,000	34,000	-	-	-	-	63,000
George M. Hughes	29,000	29,000	-	-	-	$84,000	142,000
Ronald Levy (c)	12,083	-	-	-	-	-	12,083
Chad A. McDaniel	14,875	25,000	-	-	-	-	39,875
Dana Mohler-Faria	14,875	25,000	-	-	-	-	39,875
Thomas Wroe, Jr.	29,000	31,000	-	-	-	-	60,000

(a)	The stock awards reflect the restricted stock issued on February 2, 2016 with a grant date fair value of $48.12 per share.

(b)	Represents compensation George M. Hughes received for his services as outside general counsel to the Company during fiscal 2016.

(c)	Mr. Levy served as a director through the date of the annual meeting of shareholders in February 2016, and did not stand for reelection at that meeting.

As of August 31, 2016, none of the non-employee directors held outstanding stock options.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”), to serve as the Company’s independent registered public accounting firm for its current fiscal year (which ends August 31, 2017).  PwC served as the Company’s independent registered public accounting firm in connection with the audit for the fiscal year ended August 31, 2016.  Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth fees for services provided by the PwC,  during fiscal years 2016 and 2015:

	2016	2015
Audit Fees (1)	$1,463,222	$1,529,615
Audit-related fees (2)	—	—
Tax fees (3)	126,169	121,510
All other fees (4)	—	—
Total	$1,589,391	$1,651,125

(1)

Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.  Audit fees in both fiscal years include services related to the review of the Company’s internal control over financial reporting.

(2)

Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)	Represents fees for services provided in connection with the Company’s tax compliance and tax consulting including preparation of the Company’s federal and state tax returns.

(4)	Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered.  In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting.  During fiscal years 2016 and 2015, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Vote Required and Board of Directors Recommendation

The ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting.  As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome.   If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its selection.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors, executive officers and ten percent shareholders file reports with the SEC indicating the number of shares of any class of the Company’s equity securities that they owned when they became a director, executive officer or ten percent shareholder and, after that, any changes in their ownership of the Company’s equity securities.  Based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Explanation of Amendments to By-Laws

Effective April 7, 2016, the Company’s Board of Directors amended and restated the Bylaws to:

•	correspond with changes to the Massachusetts Business Corporation Act (the “MBCA”) since the Bylaws were last amended;
•	outline the procedures by which shareholders may make proposals or nominate directors for consideration at a meeting of shareholders;
•	amend the share ownership threshold for calling a special meeting of shareholders; and
•	enact certain other modernizing and clarifying amendments.

The changes made are described below:

Article II—Meeting of Shareholders

Article II, Section 1 “Meeting of Shareholders” was amended to enable (but not require) the Company to permit shareholders and proxyholders not physically present at a meeting of shareholders to participate and vote at the meeting by means of remote communications if the Company has implemented reasonable measures to provide such holders an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and to verify that each person deemed present and permitted to vote by remote communication is such a holder, and the Company keeps a record of each vote cast  or other action taken at the meeting by remote communication.

Article II, Section 2 “Annual Meetings” was amended to eliminate the requirement that the annual meeting be held within six months after the end of the Company’s fiscal year (which is no longer a MBCA requirement), to state that the purpose of the annual meeting is the election of directors and such other purposes as are specified in the notice of the meeting, and to state that to the extent a shareholder is entitled as a matter of law independent of the Bylaws to propose nominations or other business to be considered at an annual meeting, such holder may do so only in compliance with the Bylaws and any other applicable requirements.

Article II, Section 3 “Special Meetings” was amended to change the ownership threshold of shareholders who may call a special meeting of shareholders from 10% to 25% of the capital stock entitled to vote at the meeting, in the event that the Company has a class of voting stock registered under the Exchange Act.

Article II, Section 9 “Advance Notice of Business at Meetings of Stockholders” was added to require that in order for a shareholder to propose a matter before a meeting of the shareholders (other than the nomination of directors, which is addressed in Article III, Section 7), a shareholder must be a shareholder of record at the time the Company gives notice of the meeting, must be entitled to vote at the meeting, and must give timely written notice to the Secretary of the Company in accordance with the procedures outlined in this section. To be timely with respect to an annual meeting, a shareholder’s notice must be given not less than 90 days nor more than 120 days before the anniversary of the Company’s mailing of proxy materials for the immediately preceding annual meeting of shareholders, except that if the meeting is not held within 30 days before or after the anniversary of the preceding annual meeting, the shareholder’s notice must be received by the later of (a) the 120th day before the annual meeting, or (b) the 10th day after the day on which notice of the meeting is mailed to shareholders or public disclosure of the date is made, whichever occurs first. To be timely with respect to a special meeting, the shareholder’s notice must be given not less than 90 nor more than 120 days before the date of the special meeting, except that if the first day on which notice of the meeting is mailed to the shareholders (or public disclosure of the meeting date is made) is less than 100 days before the date of the special meeting, the shareholder’s notice must be given not later than the 10th day after the date the notice of meeting is mailed (or such public disclosure is made, whichever occurs first). A shareholder’s notice must set forth a brief description of the matter the shareholder proposes to bring before the meeting, as well as (i) the name and address of the record holder and name and address of the beneficial owner, if any, on whose behalf the proposal is made; (ii) details of any equity interests, including convertible securities and derivative instruments held or beneficially owned by the shareholder and by such beneficial owner; (iii) any proxy, contract, arrangement or understanding pursuant to which the shareholder or beneficial owner has any right to vote any of the Company’s shares; (iv) any short interest in any security of the Company; (v) any rights to dividends on the shares of the Company that are separated or separable from the underlying shares; (vi) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments; (vii) any material interest that the shareholder or beneficial owner has in the proposed business; (viii) a description of any agreement, arrangement or understanding that the shareholder or beneficial owner has with any other person relating to the proposed business; and (ix) the basis on which the shareholder is entitled to make the proposal. The provisions of this section will apply whether or not the shareholder seeks inclusion of the proposal in the Company’s proxy statement for the meeting, except that any shareholder proposal that complies with Rule 14a-8 of the proxy rules promulgated under the Exchange Act and is included in the Company’s proxy statement for a meeting shall be deemed to comply with the requirements for the timing and content of notices under this section.

Article III—Officers and Directors

Article III, Section 1 “Enumeration” was amended to state that the number of directors may be determined by vote of the shareholders or the board of directors.  This section had previously provided for the number to be fixed at the annual meeting or a special meeting of shareholders.  It was also amended to state that the number of directors may be decreased at any time either by vote of the shareholders or by a majority of directors then in office, but only to eliminate vacancies.  Finally, it added “chief executive officer” to the list of officers of the corporation, in addition to the president, treasurer, secretary and such other officers as the directors may appoint.

Article III, Section 2 “Qualifications”, which states that directors need not be stockholders, was amended to clarify that the board may nevertheless adopt stock ownership guidelines from time to time in its discretion.

Article III, Section 3 “Election” was amended to refer to the chief executive officer in two places in which the officers were enumerated. It also clarified that director and officer terms end on their death, resignation or removal, if such events occur earlier than the next annual meeting of shareholders. Finally, it was amended to provide that if a chairman of the board is appointed in accordance with new Article V, Section 7 (described below), the chairman may be an officer of the corporation, as an Executive Chairman, if so designated by the directors.

Article III, Section 4 “Removal” was amended to clarify that officers may be removed from their respective offices with or without cause by the board of directors.

Article III, Section 5 “Resignation” was amended to add the chief executive officer to the list of persons to whom a resignation may be given in writing by directors or officers.

Article III, Section 6 “Vacancies” contains non-substantive changes to clarify that any vacancy in the board may be filled by the directors then in office even if the remaining directors are less than a quorum.

Article III, Section 7 “Nomination of Directors” was added to provide procedures for the nomination of directors at an annual or special meeting of shareholders. Only persons nominated in accordance with this section will be eligible for election. Nominations may be made by or at the direction of the board of directors, or by any person who is a shareholder of record at the time of the giving of the notice required by this section, who is entitled to vote at the meeting, and who has given timely notice to the secretary of the Company in accordance with this section.  To be timely with respect to an annual or special meeting, a shareholder’s notice must be delivered within the same time periods outlined above under Article II, Section 9 for other shareholder proposals at such a meeting. A shareholder’s notice must set forth, as to each person whom the shareholder proposed to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b)  the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Company beneficially owned by such person, (d) whether or not the person is “independent” under the independence standards of the Company’s principal trading market, and all facts that currently prevent the person from being considered independent, if applicable, and (e) any other information relating to the person that is required to be disclosed in solicitations for proxies under the Exchange Act.  The shareholders notice must also set forth, as to the shareholder giving the notice, the information described in clauses (i) through (vi) under Article II, Section 9 above, as to the identity of the shareholder and certain equity or derivative interests of the shareholder in the Company, as well as a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed between the person proposed to be nominated as a director and such shareholder or such beneficial owner, if any, or any of their respective affiliates and associates. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as an independent director of the Company.

Article IV—Powers and Duties of Directors and Officers

Article IV, Section 1 “Directors” was amended to add a clarifying statement that board committees may make rules of conduct for their business, and in the absence of such rules and unless otherwise provided by the directors, committee business will be conducted as nearly as possible in the same manner as provided in the Bylaws for meetings of directors.

Article IV, Section 2 “Chief Executive Officer” was added to account for the potential separation of the offices of president and chief executive officer from time to time, in the discretion of the board.  It substitutes the chief executive officer (in place of the president) as the officer who shall have general charge and supervision of the business of the Company, and provides that unless a separate Chairman of the Board has been appointed or except as otherwise determined by the Board, the chief executive officer shall preside at meetings of the shareholders and, if he is a director, meetings of the board. The sections that follow were consequently renumbered.

Article IV, Section 3 “President” adds a separate description of the duties of the office of president. The president shall, subject to the direction of the chief executive officer, have general charge and supervision of the business of the Company and shall perform such other duties as the chief executive officer shall prescribe. If no other chief executive officer has been appointed, the president will perform the duties of chief executive officer.

Article IV, Section 4 “Vice Presidents” and Article IV, Section 5 “Treasurer” were each amended to add the chief executive officer to the president as the offices that may designate duties from time to time of such offices.

Article IV, Section 8 “Nominating Committee” deleted a provision in subsection (d) thereof that would require any committee of the board to have a majority of members be “non-affiliated directors” as defined in the Bylaws. This was deleted in light of similar stock exchange requirements applicable to standing committees and the Board’s determination that flexibility may be warranted for other ad hoc or specialized committees from time to time. For similar reasons, this subsection was amended to delete the requirement that all board committees have at least three members.  In subsection (e) of Section 8, the definition of “non-affiliated directors” was amended to add a requirement that, in order to be considered a “non-affiliated director”, a person must satisfy the independence standards under the listing rules of any registered national stock exchange on which the Company’s shares may be listed.

Article V—Meeting of the Directors

Article V Section 2 “Special Meetings” was amended to provide that any of the chairman of the board, the chief executive officer, or two or more directors (or one director if there is only one director) may call a special meeting of the board.  Formerly, only the directors or president could call a special board meeting.

Article V Section 3 “Notice” was amended to require that any director who is absent when the determination is made of the time and place of a regular or annual meeting of the board be given notice of such determination. This section was also amended to permit electronic communication as a means of notice to directors of a special meeting of the board.

Article V Section 5 “Meetings by Telephone Conference Calls or Other Electronic Communication” was added to permit directors or members of a board committee to participate in a meeting of directors or such committee by means of a conference call or other electronic means through which all persons participating can hear each other at the same time. The sections that follow were consequently renumbered.

Article V Section 7 “Chairman of the Board” was added to provide that the board of directors may appoint a chairman to preside at meetings and perform such other duties and possess such other powers as are assigned to him or her by the board of directors.

Article V Section 8 “Compensation of Directors” was added to provide that directors may be paid such compensation for their services as the board may determine from time to time, including reimbursement for expenses. No such payment shall preclude any director from serving the Company in any other capacity.

Article VI—Corporate Records

Article VI, Section 1 “Records to be Kept” was amended to add a new clause (c), providing that the Company may conclusively presume that the registered holder of a stock certificate is the absolute owner of the shares of stock represented thereby and that the shareholder’s record address is the shareholder’s current address.

Article VII—Share Certificates

Article VII “Share Certificates” was added primarily to enable (but not require) the board to authorize the issue of uncertificated shares of capital stock.  Except to the extent the board determines to issue shares without certificates, a shareholder shall be entitled to a certificate stating the number, the class and the designation of the series, if any, of the shares the certificate represents, in such form as shall be prescribed from time to time by the board of directors.  Share certificates shall be signed (a) by the chairman of the board, the chief executive officer, the president or a vice president, and (b) by the treasurer or an assistant treasurer or the secretary or an assistant secretary.  The Articles that follow were consequently renumbered.

Article XI—Forum for Adjudication of Disputes

Article XI “Forum for Adjudication of Disputes” was added to provide that, unless the Company consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts (or, if such court lacks jurisdiction, certain other courts located in Massachusetts) will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by a director or officer or other employee of the Company to the Company or its shareholders; (iii) any action asserting a claim against the Company or any director or officer or other employee arising pursuant to any provision of the MBCA or the Company’s articles of organization or Bylaws; or (iv) any action asserting a claim against the Company, or any director, officer or employee of the Company, governed by the internal affairs doctrine.

Certain other non-substantive changes were also made, including harmonizing references to the Company’s shareholders (rather than stockholders) in the Bylaws.

The foregoing description of the Bylaws is qualified in its entirety by reference to the Bylaws, which were filed as Exhibit 3.1 to the Current Report on Form 8-K the Company filed with the Securities and Exchange Commission on April 12, 2016 and are incorporated herein by reference.

Deadlines for Submitting Shareholder Proposals

Any shareholder who wishes to present a proposal for consideration at next year’s annual meeting, or to nominate a person as a candidate for election to the board directly, must give written notice to us at our principal executive offices between August 25, 2017 and September 24, 2017, including the information required by our amended and restated Bylaws.  The information required by our Bylaws for shareholder proposals and director nominations is summarized above.  Under Rule 14a-8 of the Exchange Act, if you desire that such proposal be included in our proxy statement and proxy card for next year’s annual meeting, you must give written notice to us no later than August 25, 2017. Any such proposal must also comply with the other requirements of that rule.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 295 University Avenue,  Westwood, Massachusetts 02090.  The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at www.chasecorp.com.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number:  Chase Corporation, Attn: Paula Myers, 295 University Avenue, Westwood, Massachusetts 02090 (telephone 781-332-0700).    If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

The Company’s management does not know of any business that will come before the Meeting except the matters described in the notice.  If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business.  It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

The telephone number of the Hilton Boston-Dedham is 781-329-7900.  For directions to Hilton Boston-Dedham, please contact Paula Myers directly at 508-697-3660.

In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,

George M. Hughes
Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CHASE CORPORATION

February 7, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders
are available at https://materials.proxyvote.com/16150R

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

▄	21030000000000000000 0	020717

MANAGEMENT RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

FOR AGAINST ABSTAIN
1. ELECTION OF DIRECTORS:	NOMINEES:	2.To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2017	  
☐ FOR ALL NOMINEES	O Everett Chadwick, Jr.
O Adam P. Chase

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN THE SHARES REPRESENTED HEREBY WILL BE VOTED “FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Peter R. Chase O Mary Claire Chase O John H. Derby III
O Lewis P. Gack
☐ FOR ALL EXCEPT	O George M. Hughes
(See instructions below)	O Chad A. McDaniel
O Dana Mohler-Faria
O Thomas Wroe, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.



Signature of Shareholder	Date:	Signature of Shareholder	Date:

▄	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▄

☐	▄

PROXY

CHASE CORPORATION

295 University Avenue

Westwood, MA 02090

Telephone (781) 332-0700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, FEBRUARY 7, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON TUESDAY, FEBRUARY 7, 2017 AT THE HILTON BOSTON-DEDHAM HOTEL, 25 ALLIED DRIVE, DEDHAM, MA 02026, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

(Continued and to be signed on the reverse side.)

▄	1.1	14475	▄